Exhibit (a)(38)
AMENDMENT NO. 37
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST
     This AMENDMENT NO. 37 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) was made by the Trustees named below pursuant to the following resolutions duly adopted by the Board of Trustees of said Trust on August 10, 2006:
     RESOLVED, that the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs Core Plus Fund” to “Goldman Sachs Core Plus Fixed Income Fund”; and
     FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/ Ashok N. Bakhru Ashok N. Bakhru	/s/ Wilma J. Smelcer Wilma J. Smelcer
as Trustee and not individually	as Trustee and not individually

/s/ John P. Coblentz, Jr. John P. Coblentz, Jr.	/s/ Richard P. Strubel Richard P. Strubel
as Trustee and not individually	as Trustee and not individually

/s/ Patrick T. Harker	/s/ Alan A. Shuch

Patrick T. Harker	Alan A. Shuch
as Trustee and not individually	as Trustee and not individually

/s/ Mary P. McPherson	/s/ Kaysie P. Uniacke

Mary P. McPherson	Kaysie P. Uniacke
as Trustee and not individually	as Trustee and not individually